Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Reaches 2020 Adjusted Earnings Per Share
Target One Year Ahead Of Schedule
Full year 2019 diluted EPS of $11.58; full year 2019 adjusted diluted EPS of $12.051
Company achieves fourth consecutive quarter of pre-tax margin expansion, fifth on an adjusted basis1

CHICAGO, Jan. 21, 2020 - United Airlines (UAL) today announced it reached its 2020 goal -- first announced in January 2018 -- to achieve adjusted diluted earnings per share (EPS) target2 of $11 to $13 a full year ahead of schedule. The company also achieved full year pre-tax margin growth of 2.6 points, which is expected to outpace its largest competitors for 2019.

•
Reported fourth quarter net income of $641 million, diluted EPS of $2.53, up 50% versus the fourth quarter of 2018, pre-tax earnings of $844 million and pre-tax margin of 7.8 percent, expanding pre-tax margin 2.5 points versus the fourth quarter of 2018.

•
Reported fourth quarter adjusted net income of $676 million, adjusted diluted EPS of $2.67, up 11% versus the fourth quarter of 2018, adjusted pre-tax earnings of $889 million and adjusted pre-tax margin of 8.2 percent, expanding adjusted pre-tax margin 0.5 points versus the fourth quarter of 2018.[1]

•
Reported full year net income of $3.0 billion, diluted EPS of $11.58, up 51% versus full year 2018, pre-tax earnings of $3.9 billion and pre-tax margin of 9.0 percent, expanding pre-tax margin 2.6 points versus full year 2018.

•
Reported full year adjusted net income of $3.1 billion, adjusted diluted EPS of $12.05, up 32% versus full year 2018, adjusted pre-tax earnings of $4.1 billion and adjusted pre-tax margin of 9.4 percent, expanding adjusted pre-tax margin 1.7 points versus full year 2018.[1]

•	Consolidated fourth quarter passenger revenue per available seat mile (PRASM) increased 0.8 percent year-over-year.

•
Consolidated fourth quarter unit cost per available seat mile (CASM) decreased 1.3 percent year-over-year and consolidated full year unit cost per available seat mile (CASM) decreased 1.2 percent year-over-year.

•
Consolidated fourth quarter CASM, excluding special charges, third party business expenses, fuel and profit sharing, increased 2.7 percent year-over-year. Consolidated full year CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 1.0 percent year-over-year.

1 Excludes special charges, unrealized gains and losses on investments and imputed interest on certain finance leases. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
2 Excludes special charges and unrealized gains and losses on investments, the nature of which are not determined at this time. Accordingly, UAL does not provide earnings guidance on a GAAP basis.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

•	Repurchased $216 million of its common shares in the fourth quarter of 2019, at an average purchase price of $88.95 per share, bringing share repurchases for full year 2019 to $1.6 billion.
"2019 was a great year for our United team -- highlighted by achieving our $11 to $13 adjusted EPS target a full year ahead of schedule," said Oscar Munoz, CEO of United Airlines. "With a four-quarter streak of expanding profit margins, when all the results are in we expect our full year 2019 pre-tax margin growth to be the highest amongst our largest competitors. When I look at United's fundamental strength, I could not be prouder of what we've accomplished in such a short time. This is the New United we set out to build more than four years ago. As we embark on a new year and decade, I believe the outlook for United's future has never been brighter."
For more information on UAL's first quarter and full year 2020 guidance, please visit ir.united.com for the company's investor update.

2019 Highlights
Operations and Employees

•	Flew most revenue passengers in company history.

•	Set new company record for most mainline departures with nearly 800,000 departures.

•	Number one in on-time departures at all hubs with direct competitors -- Chicago, Denver and Los Angeles.

•	Hosted Backstage 2019, which brought all 25,000 flight attendants to Chicago for an event which was designed to underscore the important role flight attendants play in delivering great service.

•	Profit sharing for 2019 was on average 45 percent higher per participating employee year-over-year.

•	Launched Aviate, a new pilot recruiting and development program and career website to establish a more structured career path to becoming a United pilot.

•	Hired nearly 9,000 aviation professionals in well paying careers with great benefits in 2019.
Customer Experience

•	Introduced ConnectionSaver, a new tool dedicated to improving the experience for customers connecting from one United flight to the next, saving nearly 100,000 connections to be made in 2019.

•	Became the first U.S. airline to offer non-binary gender options throughout all booking channels in addition to providing the option to select the title "Mx." during booking.

•	Announced MileagePlus award miles never expire, giving members a lifetime to use miles on flights, experiences, hotels and more.

•	Announced free live DIRECTV on 211 Boeing 737 United aircraft equipped with seat back TV, providing more than 100 channels of live television.

•	Introduced a re-imagined mobile app to customers featuring a more dynamic experience that updates customers at each step of their travel journey.

•	Customers are now provided three inflight snack options on domestic flights regardless of departure time, including the Stroopwafel.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

•	MileagePlus members between the ages of 18 to 22 received a discount on domestic flights when booked through the United mobile app through the end of 2019.

•	Opened the fifth of its award-winning United Polaris Lounges at Los Angeles International Airport.

•	Opened three new United Clubs at Fort Lauderdale-Hollywood International Airport, LaGuardia Airport and Raleigh-Durham International Airport.

•	Announced the addition of more than 1,600 United Polaris® business class and United First seats to nearly 250 international and domestic aircraft.

•	Began flight operations at LaGuardia Airport's new Terminal B Eastern Concourse.

•	Customers can now pre-pay for bags as soon as their ticket is issued. Previously customers had to wait until check-in to pay for their bags.

•	Announced partnership with CLEAR which includes a free or discounted CLEAR membership for U.S.-based MileagePlus members.
Network

•	Announced a total of nine new international routes and two new expanded routes beginning in 2020, including four new daily nonstop flights to Tokyo Haneda Airport.

•	Strengthened the domestic route network with 69 new routes including launching 54 new routes and announcing 15 routes beginning in 2020.

•	Launched 11 new international routes in 2019, including direct flights from Newark Liberty International Airport to Cape Town, South Africa; Prague, Czech Republic; and Naples, Italy.
Fleet

•	Took delivery of 49 aircraft in 2019, including eight Boeing 787-10 aircraft, becoming the first carrier in the world to operate all three Dreamliner models.

•	Signed agreements to purchase 50 Airbus A321 XLR, 20 used Boeing 737-700 aircraft and 20 Embraer E175 aircraft operated by our regional partners.

•	Introduced a brand new and revolutionary regional flying experience with the addition of the two-cabin, 50-seat Bombardier CRJ 550 aircraft.

•	Unveiled next paint design, which brings a refreshed look to its fleet, serving as a visual representation of the airline's ongoing brand evolution.

•	Launched Boeing 767-300ER ultra-premium United Polaris business class configuration on all flights between New York/Newark and Chicago to London-Heathrow.
Community and Environment

•	Launched Miles on a Mission, a first-of-its-kind crowdsourcing platform which gives customers a simple way to donate miles to non-profit organizations and charities in need of air travel.

•	Pledged on Giving Tuesday to match up to 10 million MileagePlus miles to featured Miles on a Mission partners.

•	Committed $40 million toward a new investment initiative focused on accelerating the development of sustainable aviation fuels and other decarbonization technologies.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

•	Made history with the departure of the "Flight for the Planet," the most eco-friendly commercial flight of its kind in the history of aviation.

•	Renewed contract with Boston-based World Energy to purchase up to 10 million gallons of cost-competitive, commercial-scale, sustainable aviation biofuel.

•	Launched Her Art Here, a contest where two women artists were chosen to have their work painted on California- and New York/New Jersey-themed Boeing 757s to uplift underrepresented women artists.

•	Celebrated Women in Aviation International’s annual Girls in Aviation Day by hosting more than 500 girls in 14 locations around the world.

•	Became the first public company to be inducted into Pride Live's Stonewall Ambassador program in recognition of the airline's commitment to LGBTQ+ equality.

•	Reached a milestone of 1 million meals packed for charity partner Rise Against Hunger.

•	Donated $1 million to Feeding America's Shutdown Response Fund to directly support the food banks providing food for families of federal workers.
Earnings Call
UAL will hold a conference call to discuss its fourth quarter and full year 2019 financial results as well as its financial and operational outlook for first quarter and full year 2020 on Wednesday, January 22, at 9:30 a.m. Central time / 10:30 a.m. Eastern time. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United
United’s shared purpose is “Connecting People. Uniting the World.” We are more focused than ever on our commitment to customers through a series of innovations and improvements designed to help build a great experience: Every customer. Every flight. Every day. Together, United and United Express operate approximately 4,900 flights a day to 362 airports across six continents. In 2019, United and United Express operated more than 1.7 million flights carrying more than 162 million customers. United is proud to have the world's most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates 791 mainline aircraft and the airline's United Express partners operate 581 regional aircraft. United is a founding member of Star Alliance, which provides service to 195 countries via 26 member airlines. For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "anticipates," "indicates," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to execute our strategic operating plan, including our growth, revenue-generating and cost-control initiatives; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact our operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; our capacity decisions and the capacity decisions of our competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in our supply of aircraft fuel; our ability to cost-effectively hedge against increases in the price of aircraft fuel, if we decide to do so; the effects of any technology failures or cybersecurity breaches; disruptions to services provided by third-party service providers; potential reputational or other impact from adverse events involving our aircraft or operations, the aircraft or operations of our regional carriers or our code share partners or the aircraft or operations of another airline; our ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in our fleet; disruptions to our regional network; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of our investments in other airlines, including in other parts of the world; industry consolidation or changes in airline alliances; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of our aircraft orders; disruptions in the availability of aircraft, parts or support from our suppliers; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; labor costs; an outbreak of a disease that affects travel demand or travel behavior; the impact of any management changes; extended interruptions or disruptions in service at major airports where we operate; U.S. or foreign governmental

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom's withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to comply with the terms of our various financing arrangements; our ability to realize the full value of our intangible assets and long-lived assets; and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

On January 1, 2019, United Airlines Holdings, Inc. ("UAL") adopted Accounting Standards Update No. 2016-02, Leases ("Topic 842"). As such, certain previously reported 2018 figures are adjusted in this report on a basis consistent with Topic 842.
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2019	2018			2019	2018
Operating revenue:
Passenger	$9,933	$9,556	3.9		$39,625	$37,706	5.1
Cargo	316	334	(5.4)		1,179	1,237	(4.7)
Other operating revenue	639	601	6.3		2,455	2,360	4.0
Total operating revenue	10,888	10,491	3.8		43,259	41,303	4.7

Operating expense:
Salaries and related costs	3,078	2,924	5.3		12,071	11,458	5.3
Aircraft fuel	2,249	2,380	(5.5)		8,953	9,307	(3.8)
Regional capacity purchase	725	650	11.5		2,849	2,649	7.6
Landing fees and other rent	650	627	3.7		2,543	2,449	3.8
Depreciation and amortization	606	558	8.6		2,288	2,165	5.7
Aircraft maintenance materials and outside repairs	475	434	9.4		1,794	1,767	1.5
Distribution expenses	417	396	5.3		1,651	1,558	6.0
Aircraft rent	67	78	(14.1)		288	433	(33.5)
Special charges (B)	130	301	NM		246	487	NM
Other operating expenses	1,630	1,508	8.1		6,275	5,801	8.2
Total operating expense	10,027	9,856	1.7		38,958	38,074	2.3

Operating income	861	635	35.6		4,301	3,229	33.2

Operating margin	7.9%	6.1%	1.8	pts.	9.9%	7.8%	2.1	pts.

Nonoperating income (expense):
Interest expense	(161)	(173)	(6.9)		(731)	(670)	9.1
Interest capitalized	20	19	5.3		85	65	30.8
Interest income	30	31	(3.2)		133	101	31.7
Unrealized gains (losses) on investments, net (B)	81	56	44.6		153	(5)	NM
Miscellaneous, net	13	(15)	NM		(27)	(72)	(62.5)
Total nonoperating expense	(17)	(82)	(79.3)		(387)	(581)	(33.4)

Income before income taxes	844	553	52.6		3,914	2,648	47.8

Pre-tax margin	7.8%	5.3%	2.5	pts.	9.0%	6.4%	2.6	pts.

Income tax expense (D)	203	92	120.7		905	526	72.1
Net income	$641	$461	39.0		$3,009	$2,122	41.8

Diluted earnings per share	$2.53	$1.69	49.7		$11.58	$7.67	51.0
Diluted weighted average shares	253.4	272.7	(7.1)		259.9	276.7	(6.1)

NM Not meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	4Q 2019 Passenger Revenue	4Q 2018 Passenger Revenue (a)	Reporting Adjustments (b)	4Q 2018 Passenger Revenue (b)	Passenger Revenue vs. 4Q 2018 (b)	PRASM vs. 4Q 2018 (b)	Yield vs. 4Q 2018 (b)	Available Seat Miles vs. 4Q 2018	4Q 2019 Available Seat Miles	4Q 2019 Revenue Passenger Miles
Domestic	$6,338	$6,088	$52	$6,140	3.2%	0.6%	1.5%	2.6%	40,612	34,051

Atlantic	1,616	1,535	(30)	1,505	7.4%	(0.2%)	(1.3%)	7.6%	12,649	10,373
Pacific	1,088	1,139	(31)	1,108	(1.8)%	(1.2)%	(1.9)%	(0.7%)	11,098	8,653
Latin America	891	794	9	803	11.0%	6.3%	5.8%	4.4%	6,679	5,556
International	3,595	3,468	(52)	3,416	5.2%	1.5%	0.5%	3.8%	30,426	24,582

Consolidated	$9,933	$9,556	$—	$9,556	3.9%	0.8%	1.0%	3.1%	71,038	58,633

(a) As previously reported.
(b) During the third quarter of 2019, United implemented a new revenue accounting software system which allowed it to more precisely determine the geographic regions associated with certain ancillary passenger revenue items. Prior to July 2019, those ancillary revenue items were determined using an allocation method that was based on revenue from passenger travel. While the total passenger revenue is not impacted, the geographic totals for each period are not comparable year-over-year due to the change. The fourth quarter 2018 passenger revenue presented in the table above reallocates these ancillary items using the 2019 allocation.

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2019	2018			2019	2018
Passengers (thousands)	40,306	39,891	1.0		162,443	158,330	2.6
Revenue passenger miles (millions)	58,633	56,968	2.9		239,360	230,155	4.0
Available seat miles (millions)	71,038	68,902	3.1		284,999	275,262	3.5
Passenger load factor:
Consolidated	82.5%	82.7%	(0.2)	pts.	84.0%	83.6%	0.4	pts.
Domestic	83.8%	84.6%	(0.8)	pts.	85.2%	85.4%	(0.2)	pts.
International	80.8%	80.1%	0.7	pts.	82.4%	81.3%	1.1	pts.
Passenger revenue per available seat mile (cents)	13.98	13.87	0.8		13.90	13.70	1.5
Total revenue per available seat mile (cents)	15.33	15.23	0.7		15.18	15.00	1.2
Average yield per revenue passenger mile (cents)	16.94	16.77	1.0		16.55	16.38	1.0
Cargo ton miles	889	902	(1.4)		3,329	3,425	(2.8)
Aircraft in fleet at end of period	1,372	1,329	3.2		1,372	1,329	3.2
Average stage length (miles)	1,446	1,426	1.4		1,460	1,446	1.0
Average full-time equivalent employees	90,264	87,315	3.4		90,116	86,641	4.0
Average aircraft fuel price per gallon	$2.10	$2.30	(8.7)		$2.09	$2.25	(7.1)
Fuel gallons consumed (millions)	1,071	1,036	3.4		4,292	4,137	3.7

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for definitions of these statistics.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,762	$1,694
Short-term investments	2,182	2,256
Receivables, less allowance for doubtful accounts	1,364	1,426
Aircraft fuel, spare parts and supplies, less obsolescence allowance	1,072	985
Prepaid expenses and other	814	733
Total current assets	8,194	7,094

Total operating property and equipment, net	30,170	27,399
Operating lease right-of-use assets	4,758	5,262

Other assets:
Goodwill	4,523	4,523
Intangibles, less accumulated amortization	3,009	3,159
Restricted cash	106	105
Notes receivable, net	671	516
Investments in affiliates and other, net	1,180	966
Total other assets	9,489	9,269
Total assets	$52,611	$49,024

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Advance ticket sales	$4,819	$4,381
Accounts payable	2,703	2,363
Frequent flyer deferred revenue	2,440	2,286
Accrued salaries and benefits	2,271	2,184
Current maturities of long-term debt	1,407	1,230
Current maturities of finance leases	46	123
Current maturities of operating leases	686	719
Other	566	553
Total current liabilities	14,938	13,839

Other long-term liabilities and deferred credits:
Long-term debt	13,145	12,215
Long-term obligations under finance leases	220	224
Long-term obligations under operating leases	4,946	5,276
Frequent flyer deferred revenue	2,836	2,719
Postretirement benefit liability	789	1,295
Pension liability	1,446	1,576
Deferred income taxes	1,736	828
Other	1,024	1,010
Total other long-term liabilities and deferred credits	26,142	25,143
Stockholders' equity	11,531	10,042
Total liabilities and stockholders' equity	$52,611	$49,024

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net cash provided by operating activities	$6,909	$6,164

Cash Flows from Investing Activities:
Capital expenditures	(4,528)	(4,070)
Purchases of short-term and other investments	(2,897)	(2,552)
Proceeds from sale of short-term and other investments	2,996	2,616
Loans made to others	(174)	(466)
Investment in affiliates	(36)	(139)
Other, net	79	156
Net cash used in investing activities	(4,560)	(4,455)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt and airport construction financing	1,847	1,594
Payments of long-term debt	(1,240)	(1,727)
Repurchases of common stock	(1,645)	(1,235)
Principal payments under finance leases	(151)	(79)
Capitalized financing costs	(61)	(37)
Other, net	(30)	(17)
Net cash used in financing activities	(1,280)	(1,501)
Net increase in cash, cash equivalents and restricted cash	1,069	208
Cash, cash equivalents and restricted cash at beginning of the year	1,799	1,591
Cash, cash equivalents and restricted cash at end of the year	$2,868	$1,799

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$493	$143
Right-of-use assets acquired through operating leases	498	663
Property and equipment acquired through finance lease	22	17
Lease modifications and lease conversions	(2)	52
Debt associated with termination of a maintenance service agreement	—	163

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
RETURN ON INVESTED CAPITAL (ROIC)—Non-GAAP
ROIC is a non-GAAP financial measure that UAL believes provides useful supplemental information for management and investors by measuring the effectiveness of the company's operations' use of invested capital to generate profits.

(in millions)	Year Ended December 31, 2019
Net Operating Profit After Tax ("NOPAT")
Pre-tax income	$3,914
Adjustments:
Special charges and unrealized (gains) losses on investments, net:
Impairment of assets	171
Severance and benefit costs	16
Unrealized (gains) losses on investments, net	(153)
(Gains) losses on sale of assets and other special charges	59
Pre-tax income excluding special charges and unrealized (gains) losses on investments, net (Non-GAAP)	4,007
add: Interest expense (net of income tax benefit) (a)	726
add: Interest component of capitalized aircraft rent (net of income tax benefit) (a)	154
add: Net interest on pension (net of income tax benefit) (a)	(19)
less: Income taxes paid	(29)
NOPAT (Non-GAAP)	$4,839

Average Invested Capital (five-quarter average)
Total assets	$51,325
less: Non-interest bearing liabilities (b)	(18,113)
Average invested capital (Non-GAAP)	$33,212

ROIC (Non-GAAP)	14.6%

(a)
Income tax benefit measured based on the effective cash tax rate. The effective cash tax rate is calculated by dividing cash taxes paid by pre-tax income excluding special charges and unrealized (gains) losses on investments, net. For the year ended December 31, 2019, the effective cash tax rate was 0.7%.

(b)	Non-interest bearing liabilities include advance ticket sales, frequent flyer deferred revenue, deferred income taxes and other non-interest bearing liabilities.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share and CASM, excluding special charges, third-party business expenses, fuel, and profit sharing, among others. UAL believes that adjusting for special charges is useful to investors because special charges are not indicative of UAL's ongoing performance. UAL believes that adjusting for unrealized (gains) losses on investments, net is useful to investors because those unrealized gains or losses may not ultimately be realized on a cash basis. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties and fuel sales, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2019	2018		2019	2018
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	14.11	14.30	(1.3)	13.67	13.83	(1.2)
Special charges (B)	0.18	0.44	NM	0.09	0.18	NM
Third-party business expenses	0.07	0.03	133.3	0.06	0.04	50.0
Fuel expense	3.16	3.46	(8.7)	3.14	3.38	(7.1)
Profit sharing, including taxes	0.17	0.12	41.7	0.17	0.12	41.7
CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (Non-GAAP)	10.53	10.25	2.7	10.21	10.11	1.0
NM Not Meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2019	2018			2019	2018
Operating expenses (GAAP)	$10,027	$9,856	$171	1.7	$38,958	$38,074	$884	2.3
Special charges (B)	130	301	(171)	NM	246	487	(241)	NM
Operating expenses, excluding special charges	9,897	9,555	342	3.6	38,712	37,587	1,125	3.0
Adjusted to exclude:
Third-party business expenses	48	32	16	50.0	168	121	47	38.8
Fuel expense	2,249	2,380	(131)	(5.5)	8,953	9,307	(354)	(3.8)
Profit sharing, including taxes	123	82	41	50.0	491	334	157	47.0
Adjusted operating expenses (Non-GAAP)	$7,477	$7,061	$416	5.9	$29,100	$27,825	$1,275	4.6

Operating income (GAAP)	$861	$635	$226	35.6	$4,301	$3,229	$1,072	33.2
Adjusted to exclude:
Special charges (B)	130	301	(171)	NM	246	487	(241)	NM
Adjusted operating income (Non-GAAP)	$991	$936	$55	5.9	$4,547	$3,716	$831	22.4
Operating margin	7.9%	6.1%	1.8	pts.	9.9%	7.8%	2.1	pts.
Adjusted operating margin (Non-GAAP) (A)	9.1%	8.9%	0.2	pts.	10.5%	9.0%	1.5	pts.

Pre-tax income (GAAP)	$844	$553	$291	52.6	$3,914	$2,648	$1,266	47.8
Adjusted to exclude:
Special charges (B)	130	301	(171)	NM	246	487	(241)	NM
Unrealized (gains) losses on investments, net (B)	(81)	(56)	(25)	NM	(153)	5	(158)	NM
Interest expense on ERJ 145 finance leases (C)	(4)	13	(17)	NM	64	26	38	NM
Adjusted pre-tax income (Non-GAAP)	$889	$811	$78	9.6	$4,071	$3,166	$905	28.6
Pre-tax margin	7.8%	5.3%	2.5	pts.	9.0%	6.4%	2.6	pts.
Adjusted pre-tax margin (Non-GAAP) (A)	8.2%	7.7%	0.5	pts.	9.4%	7.7%	1.7	pts.

Net income (GAAP)	$641	$461	$180	39.0	$3,009	$2,122	$887.0	41.8
Adjusted to exclude:
Special charges (B)	130	301	(171)	NM	246	487	(241)	NM
Unrealized (gains) losses on investments, net (B)	(81)	(56)	(25)	NM	(153)	5	(158)	NM
Interest expense on ERJ 145 finance leases (C)	(4)	13	(17)	NM	64	26	38	NM
Income tax benefit related to adjustments above	(10)	(58)	48	NM	(35)	(116)	81	NM
Special income tax adjustment (D)	—	(5)	5	NM	—	(5)	5	NM
Adjusted net income (Non-GAAP)	$676	$656	$20	3.0	$3,131	$2,519	$612	24.3

Diluted earnings per share (GAAP)	$2.53	$1.69	$0.84	49.7	$11.58	$7.67	$3.91	51.0
Adjusted to exclude:
Special charges (B)	0.52	1.10	(0.58)	NM	0.95	1.76	(0.81)	NM
Unrealized (gains) losses on investments, net (B)	(0.32)	(0.21)	(0.11)	NM	(0.59)	0.02	(0.61)	NM
Interest expense on ERJ 145 finance leases (C)	(0.02)	0.05	(0.07)	NM	0.25	0.09	0.16	NM
Income tax benefit related to adjustments	(0.04)	(0.21)	0.17	NM	(0.14)	(0.41)	0.27	NM
Special income tax adjustment (D)	—	(0.02)	0.02	NM	—	(0.02)	0.02	NM
Adjusted diluted earnings per share (Non-GAAP)	$2.67	$2.40	$0.27	11.3	$12.05	$9.11	$2.94	32.3

NM Not Meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt and finance leases is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures and adjusted capital expenditures is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended December 31,		Year Ended December 31,
Capital Expenditures (in millions)	2019	2018	2019	2018
Capital expenditures (GAAP)	$1,192	$1,574	$4,528	$4,070
Property and equipment acquired through the issuance of debt	187	18	493	143
Property and equipment acquired through finance leases	14	17	22	17
Adjusted capital expenditures (Non-GAAP)	$1,393	$1,609	$5,043	$4,230

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$1,181	$1,129	$6,909	$6,164
Less capital expenditures	1,192	1,574	4,528	4,070
Free cash flow, net of financings (Non-GAAP)	$(11)	$(445)	$2,381	$2,094

Net cash provided by operating activities (GAAP)	$1,181	$1,129	$6,909	$6,164
Less adjusted capital expenditures (Non-GAAP)	1,393	1,609	5,043	4,230
Free cash flow (Non-GAAP)	$(212)	$(480)	$1,866	$1,934

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

(B) Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Operating:
Impairment of assets	$102	$232	$171	$377
Severance and benefit costs	2	7	16	41
Termination of an engine maintenance service agreement	—	64	—	64
(Gains) losses on sale of assets and other special charges	26	(2)	59	5
Total special charges	130	301	246	487
Nonoperating unrealized (gains) losses on investments, net	(81)	(56)	(153)	5
Total special charges and unrealized (gains) losses on investments, net	49	245	93	492
Income tax benefit related to special charges and unrealized (gains) losses on investments, net	(11)	(55)	(21)	(110)
Income tax adjustment (D)	—	(5)	—	(5)
Total special charges and unrealized (gains) losses on investments, net of income taxes	$38	$185	$72	$377
Impairment of assets:
2019 Routes: During the three months ended December 31, 2019, the company recorded an impairment charge of $90 million associated with its Hong Kong routes. The company conducted its annual impairment review of intangible assets in the fourth quarter of 2019, which consisted of a comparison of the book value of specific assets to the fair value of those assets calculated using the discounted cash flow method. Due to a decrease in demand for the Hong Kong market and the resulting decrease in unit revenue, the company determined that the value of its Hong Kong routes had been fully impaired. Notwithstanding such impairments, the collateral pledged under the company's term loan continues to be sufficient to satisfy the loan covenants.
2019 Other: During the year ended December 31, 2019, the company recorded a $43 million impairment primarily for surplus Boeing 767 aircraft engines removed from operations, an $18 million charge primarily for the write-off of unexercised aircraft purchase options and $20 million in other aircraft impairments.
2018 Routes: The company conducted its annual impairment review of intangible assets in the fourth quarter of 2018, which consisted of a comparison of the book value of specific assets to the fair value of those assets calculated using the discounted cash flow method. Due to increased costs without sufficient corresponding increases in revenue in the Hong Kong market, the company determined that the value of its Hong Kong routes had been impaired. Accordingly, in the fourth quarter of 2018, the company recorded a special impairment charge of $206 million associated with its Hong Kong routes.
In May 2018, the Brazil–United States open skies agreement was ratified, which provides air carriers with unrestricted access between the United States and Brazil. The company determined that the approval of the open skies agreement impaired the entire value of its Brazil route authorities because the agreement removes all limitations or reciprocity requirements for flights between the United States and Brazil. Accordingly, in the second quarter of 2018, the company recorded a $105 million special charge to write off the entire value of the intangible asset associated with its Brazil routes. This asset was not part of any collateral pledged against any of the company's borrowings. The company continues to maintain its slot assets related to Brazil since airport access is still regulated by slot allocations that are limited by airport facility constraints.
2018 Other: For the three and twelve months ended December 31, 2018, the company also recorded $26 million and $66 million, respectively, of fair value adjustments for aircraft purchased off lease, write-off of unexercised aircraft purchase options and other impairments related to certain fleet types and international slots no longer in use.
Severance and benefit costs: During the three and twelve months ended December 31, 2019, the company recorded $2 million and $14 million, respectively, of management severance. During the twelve months ended December 31, 2019, the company recorded $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and received a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019.
During the three and twelve months ended December 31, 2018, the company recorded $3 million and $22 million, respectively, of severance and benefit costs related to the voluntary early-out program for its technicians and related employees, and $4 million and $19 million, respectively, of management severance.
Termination of an engine maintenance service agreement:  In the fourth quarter of 2018, the company recorded a one-time termination charge of $64 million related to one of its engine maintenance service agreements.

United Airlines Reports Fourth-Quarter and Full-Year 2019 Performance

(Gains) losses on sale of assets and other special charges: During the three months ended December 31, 2019, the company recorded charges of $14 million for costs related to the transition of fleet types within a regional carrier contract, $10 million for contract terminations and $2 million in other charges. During the twelve months ended December 31, 2019, in addition to the amounts described above, the company recorded charges of $18 million for the settlement of certain legal matters and $15 million related to contract terminations.

During the three and twelve months ended December 31, 2018, the company recorded $2 million of miscellaneous gains and $5 million of miscellaneous losses, respectively.
Unrealized (gains) losses on investments, net: During the three and twelve months ended December 31, 2019, the company recorded gains of $63 million and $140 million, respectively, for the change in market value of certain of its equity investments, primarily Azul Linhas Aéreas Brasileiras S.A ("Azul"). Also, during the three and twelve months ended December 31, 2019, the company recorded gains of $18 million and $13 million, respectively, for the change in fair value of certain derivative assets related to equity of Avianca Holdings S.A ("AVH"). For equity investments and derivative assets subject to mark-to-market accounting, the company records gains and losses as part of Nonoperating income (expense): Miscellaneous, net in its statements of consolidated operations.
During the three and twelve months ended December 31, 2018, the company recorded gains of $89 million and $28 million, respectively, for the change in market value of certain of its equity investments, primarily Azul. During the fourth quarter of 2018, the company recorded losses of $33 million for the change in fair value of the derivative assets related to equity of AVH.
(C) Interest expense related to finance leases of Embraer ERJ 145 aircraft
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. As a result of this change, the company recognized a $4 million reduction in interest expense, and $64 million of additional interest expense, respectively, in the three and twelve months ended December 31, 2019, and $13 million and $26 million, respectively, of additional interest expense in the three and twelve months ended December 31, 2018.
(D) Effective tax rate
The company's effective tax rate for the three and twelve months ended December 31, 2019 was 24.1% and 23.1%, respectively. The effective tax rate for the three and twelve months ended December 31, 2018 was 16.6% and 19.9%, respectively. The effective tax rate represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items and the impact of a change in the company's mix of domestic and foreign earnings. The rates for the 2018 periods were impacted by a one-time benefit of $5 million due to the passage of the Tax Cuts and Jobs Act in December 2017.

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